Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

The Supervisory Board and Shareholders

IXOS Software AG and subsidiaries:

We have audited the accompanying consolidated balance sheet of IXOS Software AG (the “Company”) as of June 30, 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IXOS Software AG as of June 30, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3, the accompanying consolidated financial statements have been restated.

Ernst & Young AG
Wirtschaftsprüfungsgesellschaft

Klein	Völker
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, August 14, 2003, except with respect to Note 3,

as to which the date is June 28, 2006

REPORT OF INDEPENDENT AUDITORS

The Supervisory Board and Shareholders

IXOS Software AG and subsidiaries:

We have audited the accompanying consolidated balance sheet of IXOS Software AG (the “Company”) as of June 30, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of IXOS Software AG as of June 30, 2001 and for the year then ended were audited by other auditors who previously ceased operations as a then foreign associated firm of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated July 27, 2001, before the restatement adjustments described in Note 3.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IXOS Software AG at June 30, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3, the accompanying consolidated financial statements have been restated.

Aw Treuhand GmbH
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft (1)

Klein	Völker
Wirtschaftsprüfer	Wirtschaftsprüfer

Munich, August 13, 2002, except with respect to Note 3, as to which the date is June 28, 2006

(1)	formerly known as both Ernst & Young Revisions-und Treuhandgesellschaft mbH and Also Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH

IXOS SOFTWARE AG

Restated Consolidated Statements of Operations for the years ended June 30, 2002 and 2003

	2001/2002 € Restated*	2002/2003 € Restated*
	(in thousands, except share and per share data)
Revenues
Software licenses	52,745	48,736
Services	35,701	35,677

Maintenance	34,801	40,979

Total revenues	123,247	125,392

Cost of revenues
Software licenses	1,720	2,475
Services	26,673	28,805
Maintenance	10,343	10,664

Total cost of revenues	38,736	41,944

Gross profit	84,511	83,448

Operating (income) expenses
Sales and marketing	48,742	55,755
Research and development	15,701	19,117
General and administrative	13,138	13,751
Other operating income	(6,191)	(6,049)
Other operating expenses	6,595	6,210

Total operating expenses	77,985	88,784

Income (loss) from operations	6,526	(5,336)

Other income (expenses)
Interest income	739	764
Interest expense	(176)	(326)
Foreign currency exchange gain/(loss)	(1,242)	(4,241)

Total other income/(expenses)	(679)	(3,803)

Income/(loss) before provision for income taxes	5,847	(9,139)
Income tax benefit (expense)	(654)	(665)

Net income (loss)	5,193	(9,804)

Net income (loss) per share
Basic	0.26	(0.47)
Diluted	0.26	(0.47)[2]

Weighted average shares outstanding
Basic	19,677,661	21,059,116
Diluted	19,747,471	21,059,116 [1]

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements.
1	Diluted average shares outstanding are identical in fiscal year 2002/03 as the Company reports losses.
2	Diluted and basic earnings per share are the same in fiscal years where the Company reports losses, as the effect would be antidilutive.

The accompanying notes are an integral part of the consolidated financial statements.

IXOS SOFTWARE AG

Restated Consolidated Balance Sheets as of June 30, 2002 and 2003

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	34,384	29,214
Accounts receivable, net of allowance for doubtful accounts of € 2,312 in 2002 and € 3,343 in 2003	42,678	36,998
Unbilled receivables	891	949
Other current assets	3,004	4,817

Total current assets	80,957	71,978

Property and equipment, net	9,717	9,659
Intangible assets, net	3,510	9,057
Goodwill	400	9,861
Other long-term assets	1,075	1,630

	14,702	30,207

Total assets	95,659	102,185

Liabilities and shareholders’ equity
Current liabilities:
Income taxes payable	367	697
Accrued liabilities	14,432	16,583
Accounts payable	11,069	8,571
Customer advances and other unearned revenues	10,620	12,934
Current portion of obligations under capital leases	131	0

Total current liabilities	36,619	38,785

Other long-term debt, net of current portion	0	846
Accrued pension liabilities	1,680	1,848

	1,680	2,694

Commitments and contingencies
Shareholders’ equity
Common stock (no-par value shares, 34,247,542 shares authorized; 19,684,659, and 21,491,044 shares outstanding in 2002 and 2003, respectively)	20,303	22,110
Additional paid-in capital	44,506	53,274
Treasury shares, at cost	(241)	(241)
Retained deficit	(6,634)	(16,438)
Accumulated other comprehensive income (loss)	(574)	2, 001

Total shareholders’ equity	57,360	60,706

Total liabilities and shareholders’ equity	95,659	102,185

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

The accompanying notes are an integral part of the consolidated financial statements.

IXOS SOFTWARE AG

Restated Consolidated Statements of Shareholders’ Equity for the years ended June 30, 2002 and 2003

(in thousands, except per share data)

	Common Stock		Additional Paid-in Capital €	Treasury Stock €
	Shares	Amount €
Balance – June 30, 2001, as previously reported	19,724,659	20,303	44,506	0

Restatement – correction of errors	0	0	0	0

Balance – June 30, 2001, as restated	19,724,659	20,303	44,506	0

Treasury stock	(40,000)	0	0	(241)
Net income	0	0	0	0
Translation adjustment	0	0	0	0

Balance – June 30, 2002, restated	19,684,659	20,303	44,506	(241)

Capital increase	1,800,000	1,800	8,750	0
Exercise of stock options	6,385	7	18	0
Treasury Stock	0	0	0	0
Net loss	0	0	0	0
Pension accrual adjustment	0	0	0	0
Translation adjustment	0	0	0	0

Balance – June 30, 2003, restated	21,491,044	22,110	53,274	(241)

	Retained Earnings (Deficit) € Restated*	Accumulated Other Comprehensive Income € Restated*	Total Shareholders’ Equity € Restated*	Comprehensive Income/loss € Restated*
Balance – June 30, 2001, as previously reported	(8,429)	(47)	56,333
Restatements – correction of errors	(3,398)	0	(3,398)

Balance – June 30, 2001, restated	(11,827)	(47)	52,935

Treasury stock	0	0	(241)	0
Net income	5,193	0	5,193	5,193
Translation adjustment	0	(527)	(527)	(527)

Balance – June 30, 2002, restated	(6,634)	(574)	57,360	4,666

Capital increase	0	0	10,550	0
Exercise of stock options	0	0	25	0
Net loss	(9,804)	0	(9,804)	(9,804)
Pension accrual adjustment	0	(52)	(52)	(52)
Translation adjustment	0	2,627	2,627	2,627

Balance – June 30, 2003, restated	(16,438)	2,001	60,706	(7,229)

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

The accompanying notes are an integral part of the consolidated financial statements.

IXOS SOFTWARE AG

Restated Consolidated Statements of Cash flows for the years ended June 30, 2002 and 2003

	2001/2002 € Restated*	2002/2003 € Restated*
	(in thousands)
Cash flows from operating activities
Net income (loss)	5,193	(9,804)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,440	4,681
Loss from disposals of property and equipment	74	85
Deferred income taxes	(408)	(651)
Accrued pension liabilities	363	168
Foreign exchange loss	105	3,536
Changes in operating assets and liabilities:
Accounts receivable	(2,110)	9,677
Unbilled revenue	(891)	(58)
Prepaid expenses and other	279	(1,284)
Accounts payable	5,099	(5,897)
Accrued liabilities	(309)	(118)
Customer advances and unearned revenues	(1,220)	(1,496)
Income taxes payable	(216)	297

Net cash provided by (used in) operating activities	10,399	(864)

Cash flows from investing activities
Purchase of intangible assets, property and equipment	(4,764)	(2,357)
Cash used in business acquisitions, net of cash acquired	0	(6,620)

Net cash used in investing activities	(4,764)	(8,977)

Cash flows from financing activities
Repayments of long-term debt	(38)	(4,166)
Repayment of capital lease obligations	(293)	(839)
Purchase of treasury shares	(241)	0
Capital contribution	0	10,575

Net cash provided by/(used in) financing activities	(572)	5,570

Net increase/(decrease) in cash and cash equivalents	5,063	(4,271)
Effect of exchange rates on cash and cash equivalents	(691)	(899)
Cash and cash equivalents – beginning of year	30,012	34,384

Cash and cash equivalents – end of year	34,384	29,214

Supplemental data
Cash paid during the period:
Income taxes	952	1,211
Interest	0	110

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

The accompanying notes are an integral part of the consolidated financial statements.

Notes to the Restated Consolidated Financial Statements

(all amounts in thousands, unless otherwise indicated, except share and per share amounts)

1. General Disclosures

IXOS SOFTWARE Aktiengesellschaft (“IXOS” and or the “Company”), founded in Germany in 1988, together with its subsidiaries, is one of the leading providers of software solutions for the management of business documents.

The balance sheet date for the financial statements of all companies included in the consolidated financial statements is June 30, 2002 and 2003, which corresponds to the closing dates of the parent company, IXOS SOFTWARE AG, Grasbrunn.

2. Consolidation

Consolidated Group

As of June 30, 2002 and June 30, 2003 IXOS held 100% of the shares in the following subsidiaries:

•	IXOS SOFTWARE, Inc., San Mateo, California, U.S.A.

•	IXOS SOFTWARE (International) AG, Biel, Switzerland

•	IXOS SOFTWARE Kabushiki Kaisha, Tokyo, Japan

•	IXOS SOFTWARE Asia PTE Ltd., Singapore

•	IXOS SOFTWARE s. r. o., Prague, Czech Republic

•	IXOS SOFTWARE Limited, Maidenhead, United Kingdom

•	IXOS SOFTWARE Australia Pty. Ltd., Melbourne, Australia

•	IXOS SOFTWARE Sdn. Bhd., Kuala Lumpur, Malaysia

•	IXOS SOFTWARE (Austria) GmbH, Vienna, Austria

•	IXOS (Netherlands) B. V., Hilversum, Netherlands

As of June 30, 2003 IXOS also held 99.92 % of the shares of Obtree Technologies Inc., Basel, Switzerland

At June 30, 2003, the Obtree Technologies Inc. and IXOS SOFTWARE s. r. o. subsidiaries functioned as development companies for IXOS SOFTWARE products. All other subsidiaries are sales organizations for IXOS’ products and services and assure support for local customers.

Consolidation Policies

The financial statements of the foreign and German companies included in the consolidated financial statements have all been prepared using uniform accounting policies in compliance with accounting principles generally accepted in the United States (U.S. GAAP).

IXOS SOFTWARE Aktiengesellschaft and all the majority holdings have been fully consolidated in the Company’s consolidated financial statements. The consolidated financial statements were prepared in thousands of Euros (“€”), except share and per share amounts, and in accordance with U.S. GAAP.

All intercompany transactions and balances have been eliminated.

Changes in the Consolidated Group

On January 24, 2003 IXOS announced the acquisition of Swiss-based Obtree Technologies Inc. and the purchase of the operating business of German-based PowerWork AG. Obtree Technologies Inc. is a leading supplier of content management solutions in Europe. PowerWork AG is an innovative supplier of process management and workflow technologies in Germany, Austria, and Switzerland. The two acquisitions are specifically designed to complement IXOS’ portfolio in the ECM environment. The additional technologies, successfully established products, and the new research, development, and sales resources ideally complement IXOS’ existing products in the key fields of content management, workflow, and process management.

Obtree Technologies Inc., based in Basel, was a closely held (unlisted) Swiss public company, offering software development, sales, services, and support. In fiscal year 2002, Obtree Technologies Inc. generated revenues of approximately € 11.2 million. IXOS acquired the company with a total of 86 employees through a cash purchase of the company’s shares. Initially IXOS bought 96.42% of the company’s 14,790,347 ordinary shares at a price of CHF 0.52 (€ 0.36) per share. This corresponds to a purchase price of CHF 7.7 million (€ 5.3 million) for a 100% interest. The transfer of beneficial ownership took place on February 1, 2003. Under a resolution adopted by the General Meeting, an additional 517,377 ordinary shares were purchased at a price of CHF 0.52 per share between April 2, 2003 and May 2, 2003. As of June 30, 2003, IXOS owned 14,778,330 shares representing 99.92% of the total outstanding shares. Including transaction costs of € 0.9 million, the total purchase price was € 6.2 million.

IXOS engaged an independent expert to assist in the valuation of net assets acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed for Obtree Technologies Inc. as of January 31, 2003.

€
Current assets	5,932
Fixed assets	1,644
Intangible assets	5,417
Goodwill	7,397

Total assets	20,390

Current liabilities	(8,942)
Long-term debt	(5,269)

Total liabilities	(14,211)

Net assets acquired	6,179

In the course of the purchase accounting for Obtree Technologies Inc., goodwill was increased by another € 251 from the recognition of deferred tax liabilities on capitalized intangible assets.

The current liabilities are composed of the following items:

€
Deferred income	2,372
Other liabilities	2,193
Trade accounts payable	1,820
Other accruals	1,497
Advance payments	1,060

8,942

The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141. Of the € 5,417 capitalized intangible assets, € 4,097 was assigned to software assets and € 1,320 to support contracts. The software has a useful life of four years and is amortized on a straight-line basis. The support contracts have a useful life of five years and are amortized over the useful life of each contract. Goodwill represents the excess of the purchase price over the fair value of net tangible and identified intangible assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized, but will be tested for impairment annually or more frequently if there are indicators of impairment. This goodwill is not tax-deductible.

The results of Obtree Technologies Inc.’s operations have been included in the consolidated financial statements of IXOS SOFTWARE AG effective February 1, 2003.

IXOS also acquired the net operating assets and liabilities plus 24 employees of PowerWork AG (unlisted), based in Kempten, Germany, in return for € 1.2 million in cash. Including transaction costs of € 0.4 million the total purchase price was € 1.6 million. PowerWork AG is a software house offering development, sales and services, and support. In fiscal year 2002 the company generated revenues of € 2.2 million.

IXOS engaged an independent expert to assist in the valuation of net assets acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed for PowerWork AG as of January 23, 2003:

€
Current assets	338
Fixed assets	105
Intangible assets	733
Goodwill	1,812

Total assets	2,988

Current liabilities	(1,424)

Total liabilities	(1,424)

Net assets acquired	1,564

The current liabilities are composed of the following items:

€
Other accruals	519
Trade accounts payable	332
Deferred income	225
Other liabilities	199
Advance payments	149

1,424

The acquisition of PowerWork AG was also accounted for as a purchase transaction in accordance with SFAS No. 141. The € 733 capitalized intangible assets represents acquired software. This software has a useful life and will be amortized on a straight-line basis over a period of three years. Goodwill represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired. In accordance with SFAS No. 142 goodwill is no longer amortized, but will be tested for impairment annually or more frequently if there are indicators of impairment. This goodwill is tax-deductible.

The results of PowerWork AG’s operations have been included in the consolidated financial statements of IXOS SOFTWARE AG since the date of acquisition.

The following unaudited pro-forma summary presents the consolidated results of the Company as if the acquisitions had occurred on July 1, 2001:

	Unaudited 2001/2002 € Restated*	Unaudited 2002/2003 € Restated*
Revenues	140,002	133,976
Net loss	(35,207)	(19,728)
Basic net loss per share	(1.79)	(0.94)

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements.

The unaudited pro-forma consolidated amounts do not purport to show the actual results of operations of the Company as if the acquisition had taken place on July 1, 2001, nor can they be used to extrapolate the future results of the Company.

3. Restatements – Corrections of Errors

On October 21, 2003, the Company and Open Text Corporation (“Open Text”, a Canadian company) signed a business combination agreement resulting in the creation of a worldwide leading provider of Enterprise Content Management solutions. On December 1, 2003, “2016091 Ontario Inc., Waterloo, Ontario, Canada” (a wholly-owned subsidiary of Open Text), published a public tender offer to all Company shareholders. In its opinion of December 2, 2003, the Executive Board and the Supervisory Board of the Company advised Company shareholders to accept the tender offer. The acceptance period for this offer ended on February 19, 2004. Under the terms of the offer, Open Text acquired 87.79% of the shares in the Company.

Subsequent to the completion of the tender offer by Open Text, a thorough review of IXOS’ books and records was conducted. In the course of that review, accounting irregularities were discovered at IXOS Software K.K., a wholly-owned Japanese subsidiary of IXOS. Irregularities were concentrated in the areas of revenue recognition and cost capitalization as is discussed further below. Forensic accountants were engaged to conduct an independent review of the transactions, records and business arrangements of IXOS Software K.K.

The Japan forensic review revealed a cumulative overstatement of revenue by IXOS Software K.K. during the period between IXOS’ fiscal years 2001 and 2003. Overstatements related to the fiscal years 2002 and 2003 are quantified in further detail below. The transactions in question also had the effect of overstating certain expenses and current assets. The Company is therefore restating its previously reported consolidated financial statements for fiscal years 2002 and 2003 in order to correct these errors.

As part of its investigation into the aforementioned matters, the Company performed an extensive group-wide review of account balances. This review led to the determination that the previously issued consolidated financial statements also required restatement related to reconciliation control deficiencies existing in IXOS’ United States operations. Restatements in the United States relate primarily to incorrect accounting for deferred maintenance revenue, maintenance revenue, accounts receivable, accrued expenses and income taxes. These restatements are also quantified in further detail below.

Adjustments to the previously issued consolidated financial statements are summarized as follows:

Consolidated Statement of Operations for fiscal year ended June 30, 2002:

	2001/2002 as previously reported	Adjustments in Japan	Adjustments in the USA	2001/2002 as restated
Revenues
Software licenses	53,021	(276)	0	52,745
Services	35,701	0	0	35,701
Maintenance	33,278	49	1,474	34,801

Total revenues	122,000	(227)	1,474	123,247

Cost of revenues
Software Licenses	1,632	0	88	1,720
Services	26,915	(691)	449	26,673
Maintenance	9,948	(24)	419	10,343

Total cost of revenues	38,495	(715)	956	38,736

Gross profit	83,505	488	518	84,511

Operating income (expenses)
Sales and marketing	47,715	(26)	1,053	48,742
Research and development	15,663	0	38	15,701
General and administrative	12,425	(12)	725	13,138
Other operating income / expenses	(7)	39	372	404

Total operating expenses	75,796	1	2,188	77,985

Income from operations	7,709	487	(1,670)	6,526

Other income (expenses)	(613)	0	(66)	(679)

Income before income taxes and minority interest	7,096	487	(1,736)	5,847
Income tax benefit (expense)	(294)	(235)	(125)	(654)

Net income	6,802	252	(1,861)	5,193

Net income per share
Basic	0.35			0.26
Diluted	0.34			0.26

Consolidated Balance Sheets as of June 30, 2002

	2001/2002 as previously reported	Adjustments in Japan	Adjustments in the USA	2001/2002 as restated
Assets
Current Assets
Cash and cash equivalents	34,320	64	0	34,384
Accounts receivable, net	44,409	(858)	(873)	42,678
Prepaid expenses and other	6,113	(999)	(144)	4,970

Total current assets	84,842	(1,793)	(1,017)	82,032
Other assets	13,627	0	0	13,627

Total assets	98,469	(1,793)	(1,017)	95,659

Liabilities and shareholders’ equity
Current Liabilities
Accounts payable	11,069	0	0	11,069
Accrued liabilities	10,495	0	3,937	14,432
Customer advances and unearned revenues	11,679	(796)	(263)	10,620
Income tax payable	452	229	(314)	367
Deferred income taxes	1,036	0	(1,036)	0
Current portion of obligation under capital lease	131	0	0	131

Total current liabilities	34,862	(567)	2,324	36,619

Accrued pension liability	1,680	0	0	1,680

Shareholders’ equity
Common stock	20,303	0	0	20,303
Additional paid-in capital	44,506	0	0	44,506
Treasury shares, at cost	(241)	0	0	(241)
Retained deficit	(1,627)	(1,406)	(3,601)	(6,634)
Accumulated other comprehensive income	(1,014)	180	260	(574)

Total shareholders’ equity	61,927	(1,226)	(3,341)	57,360

Total liabilities and shareholders’ equity	98,469	(1,793)	(1,017)	95,659

Consolidated Statement of Operations for fiscal year ended June 30, 2003

	2002/2003 as previously reported	Adjustments in Japan	Adjustments in the USA	2002/2003 as restated
Revenues
Software Licenses	50,371	(1,635)	0	48,736
Services	35,677	0	0	35,677
Maintenance	41,071	(506)	414	40,979

Total revenues	127,119	(2,141)	414	125,392

Cost of revenues
Software Licenses	2,060	0	415	2,475
Services	27,142	1,398	265	28,805
Maintenance	10,333	0	331	10,664

Total cost of revenues	39,535	1,398	1,011	41,944

Gross profit	87,584	(3,539)	(597)	83,448

Operating Income (expenses)
Sales and Marketing	55,409	(174)	520	55,755
Research & Development	18,940	0	178	19,118
General and administrative	13,152	12	586	13,750
Other operating income / expenses	(49)	210	0	161

Total operating expenses	87,452	48	1,284	88,784

Income (loss) from operations	132	(3,587)	(1,881)	(5,336)

Other income (expenses)	(3,690)	0	(113)	(3,803)

Income before income taxes and minority interest	(3,558)	(3,587)	(1,994)	(9,139)
Provisions for income taxes	(397)	(207)	(61)	(665)

Net income (loss)	(3,955)	(3,794)	(2,055)	(9,804)

Net income (loss) per share
Basic	(0.19)			(0.47)
Diluted	(0.19)			(0.47)

Consolidated Balance Sheets as of June 30, 2003

	2002/2003 as previously reported	Adjustments in Japan	Adjustments in the USA	2002/2003 as restated
Assets
Current Assets
Cash and cash equivalents	29,214	0	0	29,214
Accounts receivable, net	40,493	(1,665)	(1,830)	36,998
Unbilled revenue, prepaid expenses and other	8,343	(2,307)	(270)	5,766

Total current assets	78,050	(3,972)	(2,100)	71,978
Other assets	30,207	0	0	30,207

Total assets	108,257	(3,972)	(2,100)	102,185

Liabilities and shareholders’s equity
Current Liabilities
Accounts payable	7,574	997	0	8,571
Accrued liabilities	12,537	0	4,046	16,583
Customer advances and unearned revenues	13,516	(522)	(60)	12,934
Income tax payable	808	404	(515)	697
Deferred income taxes	603	0	(603)	0

Total current liabilities	35,038	879	2,868	38,785

Other long-term debt, net of current portion	846	0	0	846
Accrued pension liability	1,848	0	0	1,848

	2,694	0	0	2,694

Shareholders’ equity
Common stock	22,110	0	0	22,110
Additional paid-in capital	53,274	0	0	53,274
Treasury shares, at cost	(241)	0	0	(241)
Retained deficit	(5,582)	(5,202)	(5,654)	(16,438)
Other comprehensive income	964	351	686	2,001

Total shareholders’ equity	70,525	(4,851)	(4,968)	60,706

Total liabilities and shareholders’ equity	108,257	(3,972)	(2,100)	102,185

Opening Shareholders Equity Balances

The aforementioned restatements had the effect of increasing the accumulated deficit (and decreasing total shareholders’ equity) of the Company by €3,398 (unaudited) at July 1, 2003.

Cash Flows

The restatement of net income (loss) and the balance sheet accounts described above also results in changes in the cash flow statement in the amounts given above. Statement of cash flow subtotals have been restated by the following amounts:

	2001/2002 €	2002/2003 €
	(in thousands)
Cash flows from operating activities	(212)	2,813
Cash flows from investing activities	0	0
Cash flows from financing activities	0	0
Effect of exchange rates on cash and cash equivalents	276	(2,877)
Cash and cash equivalents – beginning of year	0	64

Cash and cash equivalents – end of year	64	0

4. Significant Accounting Policies

Foreign Currency Translation

The functional currency of each of the Company’s subsidiaries is the local currency of the country in which the subsidiary is located. Accordingly, assets and liabilities in the balance sheets of the foreign subsidiaries in a foreign currency (except equity) are translated into euros at the closing rate. Resulting translation adjustments are recognized in other comprehensive income, which is a separate component of shareholders’ equity.

Transactions involving other currencies were translated into local currency using the exchange rates in effect at the transaction date. At year-end, assets and liabilities denominated in other currencies are translated using the closing rates. The corresponding exchange rate gains and losses are reported in the statement of operations. Intercompany transactions of a long-term investment nature are considered part of a parent’s net investment and are charged or credited to accumulated other comprehensive income in shareholders’ equity.

Revenues and expenses are translated at the average monthly exchange rate.

The following closing rates have been used to translate assets and liabilities:

Country	Currency	Translation rate (1 € equal to)
		As of June 30, 2002	As of June 30, 2003
U.S.A.	USD	0.9974	1.143
Japan	JPY	118.1900	137.25
United Kingdom	GBP	0.6495	0.6928
Switzerland	CHF	1.4721	1.5505
Australia	AUD	1.7710	1.71
Malaysia	MYR	3.7562	4.3428
Singapore	SGD	1.7598	2.01
Czech Republic	CZK	29.4000	31.59

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures in the notes and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are carried at nominal value. The company classifies all short-term highly liquid investments with original maturity dates of 90 days or less at the time of acquisition as cash and cash equivalents.

Trade Accounts Receivable

Accounts receivable are stated at their nominal value, net of allowances for doubtful accounts. The Company estimates the allowance for doubtful accounts based on the history of bad debts, and by applying a flat percentage to the overdue accounts. Trade accounts receivable are written off against the allowance for doubtful accounts when collection efforts have ceased.

Property and Equipment

Property and equipment is carried at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 13 years. Leasehold improvements are depreciated straight-line over the shorter of the term of the rent agreement or the estimated useful life. Gains and losses on the sale of fixed assets are shown as other operating income or expenses. Maintenance and minor repairs are charged to operations as incurred.

Low-value items (with acquisition costs under € 0.410) are expensed in the year of acquisition.

Purchased Software

Purchased software is recognized at cost and amortized on a straight-line basis over the expected useful life. The amortization period is between three and five years.

Impairment of Long-lived and Intangible Assets

The Company adopted SFAS No. 144, “Accounting for the impairment or Disposal of Long-lived Assets,” on July 1, 2002. In accordance with SFAS No. 144, long-lived assets, including purchased software and property and equipment, are reviewed for impairment whenever circumstances and situations change in such a way as to indicate that the carrying amounts of such assets may not be recoverable. An impairment loss is recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the difference between the carrying amount of the asset and its fair value computed using discounted cash flows, if the asset is expected to be held and used.

Measurement of an impairment loss for an asset held for sale would be based on the fair market value less estimated costs to sell. No impairment losses have been recognized in the years presented.

Goodwill

All business acquisitions have been accounted for using the purchase method. Where the acquisition costs for a company exceed the fair value of the share of the net assets acquired by the Company on the day of the acquisition, the difference is recognized as goodwill.

Goodwill has been amortized until June 30, 2002 over a useful life of 7 years. On July, 2002 the Company adopted SFAS No. 142, and goodwill has no longer been amortized. Goodwill is now reviewed for impairment annually or whenever circumstances and situations change in such a way as to indicate that the carrying amounts of such assets may not be recoverable. Consistent with its assessment of its reportable segments under SFAS No. 131, the Company has determined that only one reporting unit exists for purposes of allocating goodwill. An impairment loss is recognized based on the excess of the book value of the Company’s net assets over the fair value of its net assets, as estimated by management based upon the Company’s market capitalization. No impairment losses have been recognized in any periods presented.

The adoption of the Standard in fiscal year 2003 did not result in any cumulative effect adjustment, as the Company’s transition impairment test indicated that there was no impairment of goodwill. The following EPS would have resulted in fiscal year 2002 if goodwill had not been amortized:

2001/2002 € Restatement*
Net income as reported	5,193
Adjusted for goodwill amortization	172

Adjusted net income	5,365

Basic net income per share	0.27
Diluted net income per share	0.27

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

Other Long-term Assets

The other long-term assets relate to the capitalized surrender value of a reinsurance policy covering pension liabilities to certain employees. It was measured at fair value.

Other Accruals

All estimated expenses incurred but not invoiced or paid by the balance sheet date are recorded as current or non current accrued liabilities. These include accruals for sales commissions and variable remuneration.

Software Development Costs

Under Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), capitalization of software development costs commences upon the establishment of technological feasibility and ends upon general release of the software to the public. In accordance with SFAS No. 86 the Company defines the point of technological feasibility as the completion of a Beta version (“working model”). For the Company, the time between completion of a working model and general release of the software to the public is of short duration. As a result, the costs qualifying for capitalization under SFAS No. 86 are not material and have been expensed.

Advertising Costs

Advertising costs are expensed as they are incurred. For the years ended June 30, 2002 and 2003 advertising costs over € 5,593 and € 5,562 respectively were incurred.

Accounting for Stock-based Compensation

The Company accounts for stock-based compensation in accordance with APB No. 25, “Accounting for Stock Issued to Employees,” which requires that compensation expense be measured using the intrinsic value method. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the fair value of stock options to be included in the consolidated statements of operations or disclosed in the notes to the consolidated financial statements. The Company has adopted the disclosure provision of FASB 123, as amended by FASB Statement 148, but opted to remain under the expense recognition provision of Accounting Principles Board Opinion No. 25, and related Interpretations in accounting for options granted under the Stock Option Plan. The fair value of options granted has been estimated using the Black-Scholes model prescribed by SFAS No. 123. The actual results and pro forma results of the Company and the net income (loss) per share are shown below as if these figures were reflected in the statement of operations in accordance with SFAS No. 123.

	2001/2002 € Restated*	2002/2003 € Restated*
Net income/(loss)
As reported	5,193	(9,804)
Total stock-based employee compensation expense determined under fair value based methods for all awards net of tax effects	(1,330)	(1,325)

Pro forma	3,863	(11,129)

Earnings per share
Basic – as reported	0.26	(0.47)
Basic – pro forma	0.20	(0.53)
Diluted – as reported	0.26	(0.47)
Diluted – pro forma	0.20	(0.53)

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

Fair values of Financial Instruments

The amounts reported in the consolidated balance sheets for cash and cash equivalents, trade receivables, accounts payable, accrued expenses, and capital leases approximate fair value based on the short-term maturity of these instruments.

The carrying amounts of the liabilities to banks are also approximately the same as their fair values, comparing both market prices for the same and similar loans and the terms offered to the Company.

As of June 30, 2002 and 2003, the Company did not hold any derivative financial instruments.

Income Taxes

The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the liability method, deferred taxes are recognized to take into account the net tax effects of temporary differences between the carrying amounts in the consolidated financial statements and in the tax accounts. Net deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized within a reasonable period of time. The Company estimates future taxable income for the single entities based upon operating budgets and ongoing prudent and feasible tax planning strategies, in assessing the amount of the valuation allowance.

Revenue Recognition

The Company generates revenues from licensing the rights to use its software products directly to end-users and indirectly through sublicense fees from resellers under perpetual licensing arrangements. The Company also generates revenues from sales of professional services, including consulting, implementation training, and maintenance.

Revenues from software license agreements are recognized according to SOP 97-2 “Software Revenue Recognition” if all of the following four criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the price charged is fixed or determinable; and

•	collectibility is probable.

If a period of acceptance is stipulated in the agreement, revenues are recognized when software is accepted by the customer or when the acceptance period expires. The Company enters into reseller arrangements. Fees under these arrangements are recognized when the above mentioned criteria are fulfilled.

Service revenue is primarily related to implementation and installation services performed under separate service arrangements. Revenues from consulting and training services are recognized as the services are performed. If a license arrangement includes both software and service elements, the arrangement fee is allocated to services and other elements of the arrangement based on their fair value as established by independent sale of the respective element to customers, including the renewal rates for post-contract support services and standard hourly rates for other services. The residual arrangement fees are allocated to the software and are recognized upon delivery of the software provided that the services are not essential to the functionality of the software; the services exclude significant customization or modification of the software; and the payment terms for the software are not subject to acceptance criteria or cancellation or refund provisions. In cases where the license fee payments are contingent upon the performance of services or the services include software customization or modification, revenues from both the license and service elements are deferred and recognized under the percentage of completion method of accounting as the services are performed. The Company applies the percentage of completion method in accordance with Accounting Research Bulletin (“ARB”) 45 and Statement of Position (“SOP”) 81-1 for long-term construction contracts. Revenue is recognized based on costs incurred measured against total planned costs, and the resulting percentage is realized as a percentage of the total revenue of the project contract. Cost incurred is measured by multiplying service hours rendered by a standard hourly rate. Cost to completion is estimated as service hours to be delivered multiplied by the standard hourly rate. Remaining service hours are estimated by project managers on a quarterly base.

Maintenance includes the right to unspecified upgrades and enhancements as well as telephone support and support via remote access. Maintenance revenue is recognized ratably over the term of the maintenance period. If maintenance is included free or at a discount in a software license arrangement, the discount amounts are deferred from the software license fees and recognized ratably over the maintenance period based on their fair value as established by independent sale of maintenance to customers. The Company enters into maintenance agreements which are continued until cancelled. The minimum term of maintenance agreements is 1 year. Maintenance prices are determined as a percentage of net license fees.

Standard payment terms are 30 days after delivery.

Concentration of Credit Risk

Financial instruments which are potentially subject to a credit risk consist of cash and cash equivalents and trade receivable. Cash and cash equivalents are invested or held in solvent and reliable financial institutions. Furthermore, the Company performs periodic loan reviews of its customers and therefore does not generally require them to provide collateral. The allowances for doubtful accounts amounted to € 2,312 as of June 30, 2002 and € 3,343 as of June 30, 2003 and were based on management’s estimate of collectibility.

No more than 10% of the company’s revenues were generated with a single customer during the periods presented.

Recent accounting pronouncements

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the provisions of SFAS No. 146 to have a material impact on the consolidated financial statements. The Company will adopt the provisions of SFAS No. 146 on July 1, 2003.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — an amendment of SFAS No. 123.” The standard provides alternative methods of accounting for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and requires additional disclosures. The Company continues to account for stock compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company adopted the disclosure provisions of SFAS No. 148.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (the Interpretation). The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. The Company will begin applying the provisions of this new pronouncement effective July 1, 2003 on a prospective basis and does not anticipate any impact on its results of operations, financial position, and cash flows.

On April 30, 2003, the FASB issued Statement of Financial Accounting Standards 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS No. 149 amends SFAS No. 133 as a result of:

•	decisions previously made as part of the Derivatives Implementation Group (DIG) process;

•	changes made in connection with other Board projects dealing with financial instruments;

•	deliberations in connection with issues raised in relation to the application of the definition of a derivative.

In particular it clarifies:

•	the meaning of “an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors”;

•	the meaning of underlying;

•	the characteristics of a derivative that contains financing components.

SFAS No. 149 does not amend the definition of a derivative; however, SFAS No. 149 does clarify the definition of a derivative by focusing on the meaning of the characteristic “an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors.” SFAS No. 149 explains that “smaller” means “smaller by more than a nominal amount.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the Company.

In May 2003 the FASB issued SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”), the new accounting standard for certain types of freestanding financial instruments and disclosure regarding possible alternatives to settling financial instruments. The Company does not anticipate any impact on its results of operations, financial position, and cash flows as a result of the adoption of the Statement.

The Statement is effective for all financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period after June 15, 2003.

In November 2002, the EITF reached a final consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses certain aspects of the accounting of revenue arrangements with multiple deliverables by a vendor. EITF 00-21 outlines an approach to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the consideration should be allocated to the identified accounting units. The consensus reached in the Issue will be effective for IXOS in its financial statements beginning July 1, 2003. The Company is determining the impact of the adoption of EITF 00-21, although IXOS believes that the adoption will not have a material impact on its consolidated financial statements.

5. Other operating income/(expenses)

	2001/2002 € Restated*	2002/2003 € Restated*
Other operating income
Rental income	6,191	6,049

	6,191	6,049

Other operating expenses
Rent expenses	6,184	6,000
Other	411	210

	6,595	6,210

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

Other operating income includes the income from the sublease of the Technopark II office building in fiscal year 2001/02 and 2002/03; other operating expenses include the costs for the rental of this office building. The Technopark II building is 100% subleased.

6. Income Taxes

Until December 31, 2000 inclusive, German stock corporations were subject to corporate income tax at a rate of 40% on fully retained earnings, 30% on distributed earnings, and trade tax depending on the municipality in which the company operates. Based on the German Tax Reduction Act passed on July 14, 2000 by the German Federal Council, and effective January 1, 2001, the corporate income tax rate decreased to a uniform level of 25% (exception: 26.5% for FY 2002/2003) for distributed and non-distributed profits. Trade tax remains unaffected.

In addition, German stock corporations must pay a surcharge on corporate income tax of 5.5% as a contribution to the costs of German reunification.

The provisions for income taxes consist of the following items:

	2001/2002 € Restated*	2002/2003 € Restated*
Current
Germany (domestic)	0	85
Rest of the world (foreign)	1,001	530

	1,001	615

Deferred
Germany (domestic)	0	0
Rest of the world (foreign)	(347)	50

	(347)	50

Provisions for income taxes	654	665

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

A reconciliation of the provisions for income taxes to amounts computed by applying the German statutory income tax rate to the tax expense disclosed in these financial statements:

	2001/2002 € Restated*	2002/2003 € Restated*
Statutory income tax (36.3% in 2002, 37.3% in 2003)	2,122	(3,409)
Increase (decrease) in income tax due to:
Foreign income/losses at different tax rates	235	96
Changes in valuation allowance on deferred tax assets	(1,540)	4,138
Effect of income earned in a foreign tax jurisdiction with tax-free status	251	470
Foreign currency exchange gain/loss on intercompany balances with long-term investment nature	(840)	(445)
Amortization of goodwill	64	84
Other, net	362	(269)

Provisions for income taxes	654	665

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

In fiscal year 1997, the Company’s Swiss subsidiary was formed and awarded tax-free status for the following 10-year period. The Company’s Swiss subsidiary generated income beginning in fiscal year 1998 that is not subject to income tax.

Net deferred income taxes consist of the following items:

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Deferred tax assets
Net operating loss carryforwards	9,669	29,985
Accrued pension cost	183	140
Unearned revenue	762	396
Stock offering costs	559	559
Other	544	502

Total deferred tax assets	11,717	31,582
Less: valuation allowance	(10,628)	(29,912)

Net deferred tax assets	1,089	1,670

Deferred tax liabilities
Deferred tax income	960	1,306
Other	129	364

Total deferred tax liabilities	1,089	1,670

Net deferred tax assets (liabilities)	0	0

Current deferred tax asset, net	0	0
Long-term deferred tax asset, net	0	0

	0	0

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

The increase in deferred tax assets on tax loss carryforwards and valuation allowances on deferred tax assets was caused by the acquisition of Obtree Technologies Inc. With this company, IXOS acquired tax loss carryforwards of € 65 million.

As of June 30, 2002 and 2003 the Company did not have a recent track record of cumulative profits. For this reason and also based on Company estimates of future taxable results, management believed that it was more likely than not that its deferred tax assets would not be recoverable and accordingly provided a valuation allowance on the entirety of its deferred tax asset balance.

The significant components of net operating loss carryforward by tax jurisdictions are as follows:

	June 30, 2002 €	June 30, 2003 €
Germany	12,533	12,027
Switzerland (Obtree Technologies Inc.)	0	65,785
Australia	2,477	3,522
Singapore	3,572	2,917
United Kingdom	2,661	2,564
United States	1,490	3,346
Japan	1,179	1,536

The tax loss carryforwards for Germany, Australia, Singapore and the United Kingdom do not expire. For Switzerland they will expire between 2007 and 2010, for Japan between 2004 and 2010 and for the United States after 2023. The increase in deferred tax assets and valuation allowances on deferred tax assets mainly results from the acquisition of Obtree Technologies Inc.

7. Earnings Per Share

Basic earnings per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing net income by the weighted average number of shares outstanding and dilutive stock options outstanding.

	June 30, 2002 € Restated	June 30, 2003 € Restated*
Net income/(loss)	5,193	(9,804)

Basic weighted average common shares outstanding	19,677,661	21,059,116
Dilutive effect of assumed exercise of stock options	69,810	0 [1]

Weighted average common shares outstanding assuming dilution	19,747,471	21,059,116

Basic net income/(loss) per share	0.26	(0.47)
Diluted net income/(loss) per share	0.26	(0.47)[2]

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements
[1]	Diluted average shares outstanding are identical in fiscal year 2002/03 as the Company reports losses.
[2]	Diluted and basic earnings per share are the same in fiscal years where the Company reports losses, as the effect would be antidilutive.

8. Cash and Cash Equivalents

At June 30, 2002, and 2003, credit lines in the amount of € 12,534 and € 10,534 respectively were available. A total of € 2,152 and € 1,412 respectively of these amounts were used for the issuance of bank guarantees.

9. Allowance for Doubtful accounts

The following table presents changes in the allowance for doubtful accounts:

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Beginning balance	2,009	2,312
Provisions for doubtful accounts	1,223	1,530
Utilization	(920)	(499)

Ending balance	2,312	3,343

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

10. Other Current Assets

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Inventories	978	317
Prepayments	767	1,891
Security deposits	693	1,070
Other	566	1,539

	3,004	4,817

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

11. Property and Equipment

Property and equipment consists of the following items:

	June 30, 2002 €	June 30, 2003 €
Leasehold improvements	8,076	8,960
Furniture and equipment	19,677	20,336

	27,753	29,296

Accumulated depreciation	(18,036)	(19,637)

Property and equipment, net	9,717	9,659

The depreciation expense amounted € 4,185 for fiscal year 2002, and € 3,362 for fiscal year 2003.

12. Intangible Assets

	June 30, 2002 €	June 30, 2003 €
Purchased software, gross	4,998	11,039
Accumulated amortization	(1,488)	(3,090)

Purchased software, net	3,510	7,949

Maintenance contracts, gross	0	1,320
Accumulated amortization	0	(212)

Maintenance contracts, net	0	1,108

	3,510	9,057

The amortization expense amounted to € 380 for fiscal year 2002, and € 1,864 for fiscal year 2003.

Additions in fiscal year 2003 relate to capitalized software (€ 4,097) and capitalized maintenance contracts (€ 1,320) from the purchase price allocation of Obtree Technologies Inc.; capitalized software (€ 733) from the purchase price allocation of PowerWork AG; and the customization of internal use software (€ 837).

The weighted average amortization period for intangible assets is 4 years.

The following table shows the estimated amortization expense for each of the next 5 years:

	Estimated amortization of purchased software €	Estimated amortization of maintenance contracts €	Total €
2003/2004	2,444	554	2,998
2004/2005	2,218	325	2,543
2005/2006	2,007	157	2,164
2006/2007	1,261	61	1,322
2007/2008	19	11	30

Total	7,949	1,108	9,057

13. Goodwill

	June 30, 2002 €	June 30, 2003 €
Goodwill, gross
Beginning balance	1,201	1,201
Additions	0	9,461

Ending balance	1,201	10,662

Accumulated amortization
Beginning balance	(629)	(801)
Additions	(172)	0

Ending balance	(801)	(801)

Goodwill, net	400	9,861

The additions to goodwill result from the acquisition of 99.92 % of the shares of Obtree Technologies Inc. as well as from the PowerWork AG asset deal.

14. Accrued Liabilities

Accrued liabilities primarily relate to the following items:

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Accrued salaries	8,074	8,325
Accrued vacation	2,844	3,281
Outstanding invoices	1,430	2,256
Other	2,084	2,721

	14,432	16,583

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

The Other long-term liability refers to a liability of Obtree Technologies Inc. to Born Informatik AG, an unrelated entity. IXOS assumed the liability in connection with the acquisition of Obtree Technologies Inc. The agreement between Obtree Technologies Inc. and Born Informatik AG provides for settlement of the liability using future revenues resulting from license sales.

Securities for liabilities are not provided, except for customary retention of title and similar rights in the software industry.

15. Customer Advances and Unearned Revenues

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Unearned revenues	10,502	11,551
Customer advances	118	1,383

	10,620	12,934

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

Unearned revenues result from deferred maintenance revenues.

16. Capital Lease Commitments

The Company leased office and factory equipment by means of non cancelable capital lease agreements that expired on various dates through 2003 at the latest. The leased assets in the prior years are accounted for as follows:

June 30, 2002 €
Furniture and equipment	1,194
Accumulated depreciation	(975)

219

There are no future minimum annual lease payments.

Amortization of capital lease assets is included in the depreciation expense.

17. Retirement plans

IXOS SOFTWARE AG has entered into pension commitments to current Executive Board members, former Executive Board members, as well as individual pension commitments to employees. The Company’s actuarial cost method for its plan is the projected unit credit method. The Company’s policy is to deposit amounts with an insurance company to cover the actuarial present value of the expected retirement benefits. The amounts deposited of € 1,630 in fiscal 2003 and € 1,075 in fiscal 2002 respectively are invested by the insurance company in short-term investments. These amounts are included in the “other long-term assets” item. The amounts are independent of the defined benefit plan and do not constitute assets of the plan.

Pension expenses during the fiscal years can be allocated as follows:

	2001/2002 €	2002/2003 €
Service cost	266	15
Interest cost on projected benefit obligations	97	101

Net pension cost	363	116

The following table sets forth the funded status and amount recognized for the Company’s defined benefit pension plan in the consolidated financial statements.

	June 30, 2002 €	June 30, 2003 €
Accumulated benefit obligations	1,495	1,747
Total projected benefit obligations	1,495	2,022

Projected benefit obligations in excess of plan assets	1,495	2,022
Unrecognized net gain/loss	185	(226)

Additional minimum liability	0	52

Accrued pension liabilities	1,680	1,848

Weighted average assumed discount rate	6.5%	6.0%
Weighted average rate of Compensation increase	2.5%	2.5%

In fiscal year 2002/03, the discount rate was adjusted to reflect standard market rates for high-quality fixed-interest securities. The resulting effects in the amount of € 52 were recognized in other comprehensive income in fiscal year 2002/03.

18. Financial commitments

Future rent payments and lease obligations from non cancelable leases for operating equipment for the next five years are as follows after June 30, 2003:

Fiscal year	€
2004	13,005
2005	11,718
2006	10,186
2007	9,880
2008	9,025

Thereafter	21,853

Rent expense amounted € 10,917 for fiscal 2001/02, and € 11,746 for fiscal year 2002/03.

For fiscal year 2001/02 € 28,329 of the financial commitments for the next five years will be offset by rental income of € 28,381. In addition, future rent payments of € 21,247 for the period after the year 2007 will be compensated by rental income of € 15,281. For fiscal year 2002/03 € 29,028 of the financial commitments for the next five years will be offset by rental income of € 27,001. In addition, future rent payments of € 15,745 for the period after the year 2008 will be compensated by rental income of € 11,296.

19. Disclosures on the Equity of IXOS SOFTWARE AG

At the General Meeting held on July 21, 1998, the Executive Board was authorized, with the approval of the Supervisory Board, to increase the share capital until July 21, 2003 by a total amount of up to DM 4,800 through the issuance of new shares “Authorized Capital I and IV”).

The General Meeting on November 25, 1999 resolved to increase the common stock to € 19,259 and to divide it into 19,259,285 new shares through a five-for-one stock split. A resolution was also adopted to increased Authorized Capital I and IV, resolved by the General Meeting on July 21, 1998, from DM 4,800 to € 4,800, and the period in which the Executive Board was authorized to implement a corresponding capital increase was extended to November 25, 2004.

The General Meeting on November 19, 2002 resolved to create new Authorized Capital (“Authorized Capital V”) of up to € 7.762. The resolution was recorded in the commercial register on November 27, 2002.

Authorized Capital I resolved by the General Meeting on November 25, 1999 up to a nominal amount of € 1.800, was utilized in full for the investment by General Atlantic Partners in the Company.

The General Meeting on March 6, 2002 resolved to contingently increase the common stock of the Company by € 500, composed of up to 500,000 no-par value bearer shares (Contingent Capital IV). The contingent capital increase serves to grant conversion rights to holders of warrants.

As of June 30, 2002 the Company holds 40,000 treasury shares. These shares were acquired in September 2001, the acquisition price was € 241. This equals 0.19 % of the total issued shares. The shares were repurchased to serve employee stock options.

The accumulated losses include legal reserves in the amount of € 347 relating to the IXOS SOFTWARE (International) AG, Biel (€ 312) and IXOS SOFTWARE s. r. o., Prag (€ 35) subsidiaries.

All shares are common shares.

In fiscal year 2002/03 1,800,000 shares were subscribed from authorized capital and 6,385 shares from contingent capital.

20. Accumulated other comprehensive income

Other comprehensive income at June 30, 2002 and 2003 includes foreign currency translation adjustments and minimum pension liability adjustments. Reclassifications from cumulative translation adjustments to foreign currency exchange losses were made in the amount of € 2,552 in fiscal year 2002/2003.

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Foreign currency translation adjustment	(574)	2,053
Minimum pension liability adjustment	0	(52)

Total	(574)	2,001

*	See Note 3 to the Consolidated Financial Statements for a description of the restatements

21. Stock Option Plans

The Company has a U.S. stock option plan, a non-U.S. stock option plan, and a worldwide stock option plan (the “stock option plans”). The U.S. and the non-U.S. plans were established in fiscal year 1998 and provide for the grant of options with a term of ten years and a vesting period of three or four years from the date of grant. The U.S. stock option plan options vest monthly over four years after an initial six-month period. The non-U.S. stock option plan options vest annually over three years. The worldwide stock option plan was established in fiscal 2000. These options vest annually over four years. All options granted on or before June 30, 2000 have a term of ten years, those options granted after June 30, 2000 have a term of six years. The General Meeting authorized the Company on several occasions over the past few fiscal years to grant stock options. To implement the Company’s stock option plans, the shareholders resolved on several occasions to create contingent capital in the total amount of € 2,426 to cover the grant of 2,425,928 shares, which can be issued to the stock option holders when stock options are exercised. As of June 30, 2002, 465,444 and as of June 30, 2003, 471,759 of the options granted have been exercised. The remaining contingent capital available at June 30, 2002 and June 30, 2003 to serve stock options thus amounts to € 1,954 and € 1,954, respectively.

In connection with the grant of certain stock options to employees in May 1998, the Company recorded deferred compensation of € 579 representing the difference between the fair value of the common stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is amortized on a pro rata basis over the vesting period of the applicable options. The associated amortization expense was € 161 for fiscal 2001. The compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder’s services.

The following tables provide information with respect to the stock option plans at the end of fiscal year 2001/02 and 2002/03:

	Options outstanding	Weighted Average exercise price €
Balance at June 30, 2001	1,094,527	15.33

Granted	74,180	7.07
Exercised	0	0
Cancelled	(61,431)	20.68

Balance at June 30, 2002	1,107,276	13.91

Granted	365,750	5.80
Exercised	(6,385)	3.93
Cancelled	(21,637)	12.03

Balance at June 30, 2003	1,445,004	11.93

As of June 30, 2002:

Exercise price €	Options outstanding	Remaining contract life in years (weighted average)	Number exercisable at June 30, 2003
3.93	172,500	5.3	172,500
7.44	162,241	5.8	162,241
17.38	107,150	6.3	106,385
40.80	68,685	6,7	68,185
35.38	3,180	6.9	3,020
33.18	1,665	7.0	1,145
28.60	4,770	7.2	4,450
25.02	9,405	7.4	6,535
50,90	8,750	7.6	8,750
19.80	291,037	8.0	159,251
11.21	33,633	4.6	11,213
7.39	15,180	4.9	5,047
4.43	56,080	5.4	7,500
6.42	8,000	5.9	0
8.00	165,000	5.9	165,000

	1,107,276	6.4	881,222

As of June 30, 2002 there were 881,222 exercisable stock options respectively.

As of June 30, 2003:

Exercise price €	Options outstanding	Remaining contract life in years (weighted average)	Number exercisable at June 30, 2003
50.90	8,750	6.63	8,750
40.80	68,685	5.71	68,685
35.38	3,180	5.94	3,180
33.18	1,665	6.01	1,665
28.60	4,770	6.17	4,700
25.02	8,565	6.39	8,510
19.80	283,307	6.98	221,184
17.38	107,150	5.27	107,150
11.21	29,980	3.63	20,644
8.00	165,000	4.85	165,000
8.00	60,000	5.43	60,000
8.00	50,000	5.11	50,000
7.44	162,241	4.84	162,241
7.39	14,946	3.92	9,978
6.42	8,000	4.85	2,666
5.05	194,750	5.43	0
5.05	3,000	5.11	0
4.43	51,400	4.41	23,379
4.09	53,500	5.87	0
3.93	166,115	4.34	166,115

	1,445,004	5.40	1,083,847

As of June 30, 2003 there were 1,083,847 exercisable stock options respectively.

The fair value of these options was estimated at the date of grant using the Black-Scholes model with the following weighted-average assumptions: risk-free interest rate of 3.5% (2002: 4.4%), nil dividend yield for all years presented, expected volatility of 62% (2002: 66%) and an expected life for the options of 4 years (2002). All options granted during fiscal 2003 and 2002 had an exercise price equal to the fair market value of the shares at the date of grant. The estimated weighted average fair value of the options granted during fiscal 2003 amounts to € 2.29 (2002: € 2.41).

22. Related parties

The Company retains a member of the Supervisory Board, Hansjörg Staehle, as a legal advisor. Expenditures invoiced by Mr. Staehle during fiscal year 2002/03 were € 1, and € 19 during fiscal year 2001/02.

23. Geographical information/segment reporting

The Company is a software manufacturer and deals with the development, manufacture, marketing, and licensing of standard client-server software applications. All products and the related services are offered worldwide in the same manner. The Company believes that it only operates in a single business segment and accordingly has structured its management and internal reports to reflect this single segment.

The geographic break-down of revenues, income (loss) from operations, and identifiable assets is presented in the following:

	June 30, 2002 € Restated*	June 30, 2003 € Restated*
Revenues
Germany	66,567	66,459
North America	39,066	33,552
Europe (excluding Germany)	43,838	53,553
Asia/Pacific	15,527	14,867
Consolidation	(41,751)	(43,039)

Total	123,247	125,392

Income (loss) from operations
Germany	8,863	3,738
North America	(1,602)	(3,237)
Europe (excluding Germany)	931	(897)
Asia/Pacific	(1,612)	(5,066)
Consolidation	(54)	126

Total	6,526	(5,336)

Identifiable assets
Germany	79,515	88,424
North America	12,050	11,358
Europe (excluding Germany)	42,442	45,640
Asia/Pacific	13,991	12,309
Consolidation	(52,339)	(55,546)

Total	95,659	102,185

*	See Note C to the Consolidated Financial Statements for a description of the restatements

The Europe (excluding Germany) region includes the companies in Switzerland, the Czech Republic, Austria, Netherlands, and the United Kingdom. The Asia Pacific region includes the companies in Japan, Singapore, Malaysia, and Australia.

Included in consolidation (elimination) revenues, are the impact of royalties and other intragroup charges.

REPORT OF INDEPENDENT AUDITORS

The Supervisory Board and Shareholders of IXOS Software AG, Munich:

We have audited the accompanying consolidated balance sheet of IXOS Software AG as of February 29, 2004 and the related consolidated statement of operations, shareholders’ equity and cash flows for the period from July 1, 2003 to February 29, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IXOS Software AG as of February 29, 2004 and the results of its operations and its cash flows for the period from July 1, 2003 to February 29, 2004 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Chartered Accountants

Toronto, Ontario

June 28, 2006

Consolidated Financial Statements of the IXOS SOFTWARE AG

Consolidated Statement of Operations for the period from July 1, 2003 to February 29, 2004

	Notes	July 1, 2003 to February 29, 2004 €
(in thousands of Euros, except share and per share data)
Revenues
Software licenses		27,188
Services		22,382
Maintenance		31,299

Total revenues		80,869

Cost of revenues
Software licenses		1,791
Services		20,813
Maintenance		7,984

Total cost of revenues		30,588

Gross profit		50,281

Operating (income)/expenses
Sales and marketing		39,061
Research and development		15,091
General and administrative		10,227
Other operating income	1	(3,966)
Other operating expenses	1	6,575

Total operating expenses		66,988

Loss from operations		(16,707)

Other income/(expenses)
Interest income		171
Interest expense		(18)
Foreign currency exchange loss		(619)
Gain on extinguishment of debt	2	281

Total other expenses		(185)

Loss before provision for income taxes		(16,892)
Provision for income taxes	3	(156)

Net loss		(17,048)

Net loss per share	4
Basic		(0.79)
Diluted		(0.79)

Weighted average shares outstanding	4
Basic		21,598,294
Diluted		21,598,294

The accompanying notes are an integral part of the financial statements.

Consolidated Balance Sheet as of February 29, 2004

	Notes	February 29, 2004 €
(in thousands of Euros, except share data)
Assets
Current assets
Cash and cash equivalents	5	32,490
Accounts receivable, net of allowance for doubtful accounts of € 2,886	6	28,498
Unbilled receivables		1,923
Prepaid expenses and other assets		3,130

Total current assets		66,041

Property, plant and equipment, net	7	8,990
Intangible assets, net	7	7,117
Goodwill, net	7	9,861
Other long-term assets		839

		26,807

Total assets		92,848

Liabilities and shareholders’ equity
Current liabilities
Income taxes payable		585
Accrued liabilities	8	16,844

		17,429

Accounts payable	8	7,540
Customer advances and unearned revenues	9	18,183
Short-term borrowings		1,763

		27,486

Total current liabilities		44,915

Shareholders’ equity
Common stock (no-par value shares, 34,247,542 shares authorized; 21,773,174 outstanding)		22,352
Additional paid-in capital		54,917
Retained deficit		(33,482)
Accumulated other comprehensive income		4,146

Total shareholders’ equity		47,933

Total liabilities and shareholders’ equity		92,848

The accompanying notes are an integral part of the financial statements.

Other financial commitments (note 11)

Comprehensive income (note 14)

Subsequent events (note 16)

Consolidated Statement of Shareholders’ Equity from July 1, 2003 to February 29, 2004

(in thousands of Euros except share data)

	Common Stock		Additional Paid-in Capital €	Treasury Stock €
	Shares	Amount €
Balance – June 30, 2003	21,491,044	22,110	53,274	(241)

Exercise of stock options	242,130	242	1,094	0
Stock-based compensation expense	0	0	368	0
Treasury Stock	40,000	0	181	241

Balance – February 29, 2004	21,773,174	22,352	54,917	0

	Retained Earnings (Deficit) €	Accumulated Other Comprehensive Income €	Total Shareholders’ Equity €	Comprehensive Income for the period from July 1, 2003 to February 29, 2004 €
Balance – June 30, 2003	(16,438)	2,001	60,706

Exercise of stock options	0	0	1,336	0
Stock-based compensation expense	0	0	368	0
Treasury Stock	0	0	422	0
Net loss	(17,048)	0	(17,048)	(17,048)
Pension liability adjustment	0	(192)	(192)	(192)
Translation adjustment	4	2,337	2,341	2,341

Balance – February 29, 2004	(33,482)	4,146	47,933	(14,899)

The accompanying notes are an integral part of the financial statements.

Consolidated Statement of Cash flows for the period from July 1, 2003 to February 29, 2004

(in thousands)	February 29, 2004 €

Cash flows from operating activities
Net loss for the period	(17,048)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,282
Loss from disposals of fixed assets	282
Deferred income taxes	0
Accrued pension liabilities	(2,040)
Foreign exchange loss	2,526
Share-based compensation	368
Other	(281)
Changes in operating assets and liabilities:
Accounts receivable	8,500
Unbilled revenue	(974)
Prepaid expenses and other	2,467
Accounts payable	(1,031)
Accrued liabilities	261
Customer advances and unearned revenues	5,249
Income taxes payable	(112)

Net cash provided by operating activities	2,449

Cash flows from investing activities
Purchase of fixed assets	(2,029)

Net cash used in investing activities	(2,029)

Cash flows from financing activities
Repayments of long-term debt	(565)
Proceeds from short-term bank loans	1,852
Capital contribution	1,336
Treasury Stock	422

Net cash provided by financing activities	3,045

Net increase/(decrease) in cash and cash equivalents	3,465
Foreign currency exchange adjustment	(189)
Cash and cash equivalents – beginning of period	29,214

Cash and cash equivalents – end of period	32,490

Supplemental data
Cash paid during the period:
Income taxes	(422)
Interest	18

The accompanying notes are an integral part of the financial statements.

Notes to the Consolidated Financial Statements

(All amounts in thousands, unless otherwise indicated, except share and per share amounts)

A. GENERAL DISCLOSURES

IXOS Software Aktiengesellschaft (“IXOS” or the “Company”), was founded in Germany in 1988, together with its subsidiaries, is one of the leading providers of software solutions for the management of business documents.

The regular yearly balance sheet date for the financial statements of all companies included in the consolidated financial statements is June 30, which corresponds to the closing date of the parent company, IXOS Software AG, Grasbrunn.

These financial statements represent the period from July 1, 2003 to February 29, 2004.

On October 21, 2003 IXOS SOFTWARE AG and Open Text Corporation signed and announced a business combination agreement. On December 1, 2003, 2016091 Ontario Inc., Waterloo, Ontario, Canada, a wholly-owned subsidiary of Open Text Corporation, published a public tender offer to all IXOS shareholders. In an opinion of December 2, 2003 the Executive Board and the Supervisory Board of IXOS SOFTWARE AG advised its shareholders to accept the tender offer. The acceptance period for this offer ended on February 19, 2004. Under the terms of the offer, Open Text acquired 87.79% of the shares in IXOS SOFTWARE AG and has therefore consolidated IXOS’ consolidated financial results with effect from March 1, 2004. As of June 30, 2005, 2016091 Ontario Inc. held 93.99% of the shares in IXOS SOFTWARE AG.

B. CONSOLIDATED GROUP AND CONSOLIDATION POLICIES

Consolidated group

As of February 29, 2004 IXOS held 100% of the shares in the following subsidiaries:

IXOS Software, Inc., San Mateo, California, USA

IXOS Software (International) AG, Biel, Switzerland

IXOS Software Kabushiki Kaisha, Tokyo, Japan

IXOS Asia PTE Ltd., Singapore

IXOS Software s.r.o., Prague, Czech Republic

IXOS Software Limited, Maidenhead, United Kingdom

IXOS Software Australia Pty. Ltd., Melbourne, Australia

IXOS Software Sdn. Bhd., Kuala Lumpur, Malaysia

IXOS Software (Austria) GmbH, Vienna, Austria

IXOS (Netherlands) B.V., Hilversum, Netherlands

IXOS Software Nordic A/S, Brondby; Denmark

IXOS France SAS, Paris, France

IXOS Technology S.L., Madrid, Spain

IXOS Desenvolvimento e Distribuicao de Software do Brasil LTDM, Sao Paulo, Brazil

As of February 29, 2004 IXOS held 99.92% of the shares of the following subsidiary:

IXOS Engineering Switzerland AG, Basel, Switzerland

Obtree Technologies Inc. and IXOS Software s.r.o. subsidiaries functioned as development companies for IXOS software products. All other subsidiaries are sales organizations for IXOS products and services and provide support to local customers.

Basis of Presentation

These consolidated financial statements include the accounts of IXOS and its subsidiaries. All inter-company balances and transactions have been eliminated.

These consolidated financial statements are expressed in thousands of Euros (“€”), except share and per share amount, and are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”)

C. SIGNIFICANT ACCOUNTING POLICIES

Foreign currency translation

The functional currency of each of the Company’s subsidiaries is the local currency of the country in which the subsidiary is located. Accordingly, assets and liabilities in the balance sheets of the foreign subsidiaries in a foreign currency (except equity) are translated into Euro at the closing rate. Resulting translation adjustments are recognized in Other Comprehensive Income, which is a separate component of shareholders’ equity.

Transactions involving other currencies were translated into local currency using the exchange rates in effect at the transaction date. At year-end, assets and liabilities denominated in other currencies are translated using the closing rates. The corresponding exchange rate gains and losses are reported in the statement of operations. Intercompany transactions of a long-term investment nature are considered part of a parent’s net investment and are charged or credited to Other Comprehensive Income in shareholders’ equity.

Use of estimates in the preparation of the consolidated financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the financial statements. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable at that time, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates. In particular, significant estimates, judgments and assumptions include those related to revenue recognition, allowance for doubtful accounts, testing goodwill for impairment, the valuation of acquired intangible assets, long-lived assets, facility and restructuring accruals and the valuation allowance relating to the Company’s deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents is carried at nominal value. The company classifies all short-term highly-liquid investments with original maturity dates of 90 days or less at the time of acquisition as cash and cash equivalents.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make payments. The Company evaluates the credit worthiness of its customers prior to order fulfillment and based on these evaluations, adjusts credit limits to the respective customers. The allowance is maintained for 100% of all accounts deemed to be uncollectible and, for those receivables not specifically identified as uncollectible, an allowance is maintained for a specific percentage of those receivables based upon the aging of accounts, the Company’s historical collection experience and current economic expectations.

Property and equipment

Property and equipment is carried at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 13 years. Leasehold improvements are depreciated straight-line over the shorter of the term of the rent agreement or the estimated useful life. Gains and losses on the sale of fixed assets are shown as other operating income or expenses. Maintenance and minor repairs are charged to operations as incurred.

Purchased software

Purchased software is recorded at acquisition cost and amortized on a straight-line basis over the expected useful life. The amortization period is between three and five years.

Accounting for the Impairment of Long-lived and Intangible Assets

Long-lived assets, including purchased software and property and equipment, are reviewed for impairment whenever circumstances and situations change in such a way as to indicate that the carrying amounts of such assets may not be recoverable. An impairment loss is recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the difference between the carrying amount of the asset and its fair value computed using discounted cash flows, if the asset is expected to be held and used.

Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell. No impairment losses have been recognized in the period presented.

Goodwill

Goodwill is reviewed for impairment annually or whenever circumstances and situations change in such a way as to indicate that the carrying amounts of such assets may not be recoverable. Consistent with its assessment of its reportable segments under SFAS No. 131, the Company has determined that only one reporting unit exists for purposes of allocating goodwill. An impairment loss is recognized based on the excess of the book value of the Company’s net assets over the fair value of its net assets, as estimated by management based upon the Company’s market capitalization. No impairment loss has been recognized in the current period.

Other long-term assets

The other long-term assets relate to the capitalized surrender value of a reinsurance policy covering pension liabilities to certain employees. It was measured at fair value.

Software Development Costs

Under Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”), capitalization of software development costs commences upon the establishment of technological feasibility and ends upon general release of the software to the public. In accordance with SFAS No. 86 the Company defines the point of technological feasibility as the completion of a Beta version (‘working model’). For the Company, the time between completion of a working model and general release of the software to the public is of short duration. As a result, the costs qualifying for capitalization under SFAS No. 86 are not material and have been expensed.

Advertising costs

Advertising costs are expensed as they are incurred. For the period from July 1, 2003 to February 29, 2004 advertising costs of € 3,819 were incurred.

Accounting for Stock-Based Compensation

On July 1, 2003 the Company had three stock-based employee compensation plans, which are described more fully in Note 13. Prior to this date the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations. No stock-based employee compensation cost was reflected in the net income of prior fiscal periods, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective July 1, 2003, the Company adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the modified prospective method of adoption selected by the Company under the provisions of SFAS148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”), compensation cost recognized in the current fiscal period of €368 is the same as that which would have been recognized had the recognition provisions of SFAS 123 been applied from its original effective date.

The following table illustrates the effect on net loss and loss per share, if the fair value based method had been applied to all outstanding and unvested awards in the period.

July 1, 2003 to February 29, 2004 €
Net loss	(17,048)
Share-based employee compensation expense included in reported net loss, net of related tax effects	368

Deduct:

Total share-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(368)

Pro forma net loss	(17,048)

Earnings per share:
Basic – as reported	(0.79)
Basic – pro forma	(0.79)

Diluted – as reported	(0.79)
Diluted – pro forma	(0.79)

Fair values of financial instruments

The amounts reported in the consolidated balance sheets for cash and cash equivalents, trade receivables, accounts payable, accrued expenses, and capital leases approximate fair value based on the short-term maturity of these instruments.

The carrying amounts of the liabilities to banks are also approximately the same as their fair values, comparing both market prices for the same and similar loans and the terms offered to the Company.

In June 1998 the Financial Accounting Standards Board adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137 and SFAS No. 138. This Standard establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The standard also requires that changes in the customary market valuation of the derivative be recorded in the Company’s operating result unless specific accounting criteria are fulfilled. If a derivative instrument qualifies for hedge accounting, the gains or losses from the derivative may offset results from the hedged item in the statement of operations or other comprehensive income, depending on the type of hedge. The relevant documentation, designations and assessment of the effectiveness of hedging transactions are necessary in order to use hedge accounting.

The application of SFAS No. 133, SFAS No. 137, and SFAS No. 138 has no impact on the financial position or results of operations of the Company.

As of February 29, 2004, the Company did not hold any derivative financial instruments.

Income taxes

The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the liability method, deferred taxes are recognized to take into account the net tax effects of temporary differences between the carrying amounts in the consolidated financial statements and in the tax accounts. Net deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized within a reasonable period of time. The Company estimates future taxable income for the single entities based upon operating budgets and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance.

Revenue recognition

The Company generates revenues from licensing the rights to use its software products directly to end-users and indirectly through sublicense fees from resellers under perpetual licensing arrangements. The Company also generates revenues from sales of professional services, including consulting, implementation and training and maintenance services.

Revenues from software license agreements are recognized in accordance with SOP 97-2 ‘Software Revenue Recognition’, as amended by SOP 98-9, if all of the following four criteria are met:

•	persuasive evidence of an arrangement exists,

•	delivery has occurred,

•	the price charged is fixed or determinable,

•	collectibility is probable.

If a period of acceptance is stipulated in the agreement, revenues are recognized when software is accepted by the customer or when the acceptance period expires. The Company enters into reseller arrangements. Fees under these arrangements are recognized when the above mentioned criteria are fulfilled.

Service revenue is primarily related to implementation and installation services performed under separate service arrangements. Revenues from consulting and training services are recognized as the services are performed. If a license arrangement includes both software and service elements, the arrangement fee is allocated to services and other elements of the arrangement based on their fair value as established by independent sale of the respective element to customers, including the renewal rates for post-contract customer support services and standard hourly rates for other services. The residual arrangement fees are allocated to the software and are recognized upon delivery of the software provided that the services are not essential to the functionality of the software; the services exclude significant customization or modification of the software; and the payment terms for the software are not subject to acceptance criteria or cancellation or refund provisions. In cases where the license fee payments are contingent upon the performance of services or the services include software customization or modification, revenues from both the license and service elements are deferred and recognized under the percentage of completion method of accounting as the services are performed. The Company applies the percentage of completion method in accordance with Accounting Research Bulletin (“ARB”) 45 and Statement of Position (“SOP”) 81-1 for long-term construction contracts. Revenue is recognized based on costs incurred measured against total planned costs, and the resulting percentage is realized as a percentage of the total revenue of the project contract. Cost incurred is measured by multiplying service hours rendered by a standard hourly rate. Cost to completion is estimated as service hours to be delivered multiplied by the standard hourly rate. Remaining service hours are estimated by project managers on a quarterly basis.

Maintenance includes the right to unspecified upgrades and enhancements as well as telephone support and support via remote access. Maintenance revenue is recognized ratably over the term of the maintenance period. Maintenance prices are determined as a percentage of net license fees.

Standard payment terms are 30 days after delivery.

Concentration of credit risk

Financial instruments which are potentially subject to credit risk consist of cash and cash equivalents and trade receivables. Cash and cash equivalents are invested or held in solvent and reliable financial institutions. Furthermore, the Company performs periodic credit reviews of its customers and therefore does not generally require them to provide collateral. The allowances for doubtful accounts amounted to € 2,886 at February 29, 2004 and were based on management’s estimate of collectibility.

No more than 10% of the company’s revenues were generated with a single customer during the period from July 1, 2003 to February 29, 2004.

Recent accounting pronouncements

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This Standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the consolidated financial statements of the Company.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation – an amendment of SFAS No. 123”. The standard provides alternative methods of accounting for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and requires additional disclosures. The Company continues to account for stock compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company adopted the disclosure provisions of SFAS No. 148. In December 2004 the Financial Accounting Standards Board issued SFAS 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123 R is effective for fiscal years beginning on or after June 15, 2005. SFAS 123 eliminates the ability to account for share-based compensation transactions using APB 25, and requires that such transactions be accounted for using a fair - value based method. The Company did not adopt SFAS 123 R and as discussed above adopted SFAS 123 effective July 1, 2003.

In November 2002, the EITF reached a final consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF 00-21 addresses certain aspects of the accounting of revenue arrangements with multiple deliverables by a vendor. EITF 00-21 outlines an approach to determine when a revenue arrangement for multiple deliverables should be divided into separate units of accounting and, if separation is appropriate, how the consideration should be allocated to the identified accounting units. The consensus reached in the Issue was effective for IXOS in its financial statements beginning July 1, 2003. The adoption did not have a material impact on its consolidated financial statements.

In June 2005, the Emerging Issues Task Force (“EITF”) issued Abstract No. 05-06, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”). The pronouncement requires that leasehold improvements acquired in a business combination, or purchased subsequent to the inception of the lease and not contemplated at or near the beginning of the lease term, be amortized over the lesser of the useful life of the asset or the lease term that includes reasonably assured lease renewals as determined on the date of the acquisition of the leasehold improvement. This pronouncement is being applied by the Company prospectively for leasehold improvements purchased or acquired on or after July 1, 2005. The adoption of EITF 05-6 did not have a material impact on the Company’s consolidated results of operations or financial condition.

D. CONSOLIDATED STATEMENT OF OPERATIONS

1. Other operating income (expenses)

July 1, 2003 to February 29, 2004 €
Other operating income
Rental income	3,966

3,966

Other operating expenses
Rent expenses	3,960
Restructuring expenses	2,615

6,575

Other operating income includes the income from the sublease of the Technopark II office building. Other operating expenses include the costs for the rental of this office building, which is 100% subleased, and restructuring expenses, which relate to a restructuring charge relating primarily to work force reduction (see note 8).

2. Gain on extinguishment of debt

Gain on extinguishment of debt relates to the extinguishment of a part of a €843 debt owing by Obtree Technologies Inc. (“Obtree”) to Born Information AG (“Born”).

Obtree is a company that was acquired by IXOS by way of a business combination agreement in January 2003. The results of Obtree’s operations have been consolidated with that of IXOS’ effective February 1, 2003.

A debt extinguishment agreement, dated November 3, 2003, was signed by Obtree and Born. Within the terms of this agreement, the debt owing by Obtree was considered settled pursuant to the payment of €562 by Obtree in full and final settlement of the original debt amount owing. Such payment was made on November 5, 2003 and the Company recognized a gain of €281 on the settlement of this debt.

3. Income taxes

Until December 31, 2000 inclusive, German stock corporations were subject to corporate income tax at a rate of 40% on fully retained earnings, 30% on distributed earnings, and trade tax depending on the municipality in which the company operates. Based on the German Tax Reduction Act passed on July 14, 2000 by the German Federal Council, and effective January 1, 2001, the corporate income tax rate decreased to a uniform level of 25% (exception: 26.5% for fiscal year 2002/2003) for distributed and non-distributed profits. Trade tax remains unaffected.

In addition, German stock corporations must pay a surcharge on corporate income tax of 5.5% as a contribution to the costs of German reunification.

The provisions for income taxes consisted of the following:

July 1, 2003/ February 29, 2004 €
Current:
Germany (domestic)	85
Europe (excluding Germany), North America and Asia (foreign)	71

156

Deferred:
Germany (domestic)	0
Europe (except Germany), North America and Asia (foreign)	0

0

Provision for income taxes	156

Reconciliation of the provisions for income taxes to amounts computed by applying the German statutory income tax rate of 36.3% to the tax expense disclosed in these financial statements:

July 1, 2003/ February 29, 2004 €
Statutory income tax (36.3% in 2004,)	(6,132)
Increase (decrease) in income tax due to:
Deferred taxable income
Foreign income/losses at different tax rates	(106)
Changes in valuation allowance on deferred tax assets	6,176
Effect of income earned in a foreign tax jurisdiction with tax-free status	(472)
Tax effects resulting from differences in the tax basis	582
Amortization of Stock Option Expenses	134
Other	(26)

Provision for income taxes	156

In fiscal year 1997, the Company’s Swiss subsidiary was formed and awarded tax-free status for the following 10-year period. The Company’s Swiss subsidiary generated income beginning in fiscal year 1998 that is not subject to income tax.

Net deferred income taxes consisted of the following:

February 29, 2004 €
Deferred tax assets:
Net operating loss carry forwards	28,594

Accrued pension cost	281
Accrued restructuring cost	901
Unearned revenue	743
Other	1,493

Total deferred tax assets	32,012
Less: valuation allowance	(30,118)

Net deferred tax assets	1,894

Deferred tax liabilities:
Deferred taxable income	1,270
Foreign exchange gain	19
Accrued liabilities	7
Other	598

Total deferred tax liabilities	1,894

Net deferred tax asset (liability)	0

The Company believes that sufficient uncertainty exists regarding the realization of certain deferred tax assets and that a valuation allowance is required. The Company continues to evaluate its taxable position and considers factors by taxing jurisdiction such as estimated taxable income, the history of losses for tax purposes and the growth of the Company, among others.

The Company has net operating loss carry forwards in the following tax jurisdictions:

Country	February 29, 2004 €
Switzerland (Obtree Technologies Inc.)	65,554
Germany	14,910
USA	5,407
Japan	4,268
Australia	3,137
Singapore	2,041
Other foreign subsidiaries	4,573

The tax loss carryforwards for Germany, Australia, Singapore and the United Kingdom do not expire. For Switzerland they will expire between 2007 and 2010, for Japan between 2004 and 2010 and for the United States commencing after 2023.

4. Earnings per share

Basic earning per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earning per share is calculated by dividing net income by the weighted average number of shares outstanding and dilutive stock options outstanding.

July 1, 2003 until February 29, 2004 €
Net loss	(17,048)
Basic weighted average common shares outstanding	21,598,294
Dilutive effect of assumed exercise of stock options	0 *

Weighted average common shares outstanding assuming dilution	21,598,294

Basic and diluted net loss per share	(0.79)

*	Due to the net loss in the period from July 1, 2003 to February 29, 2004, diluted net loss per share has been calculated for that period using the basic weighted average number of Common Shares outstanding, as the inclusion of any potentially dilutive securities would be anti-dilutive.

E. CONSOLIDATED BALANCE SHEET DISCLOSURES

5. Cash and cash equivalents

At February 29, 2004 credit lines in the amount of € 7,534, were available. € 2,162 of this amount was used for the issuance of bank guarantees.

6. Allowance for doubtful accounts

The following table presents changes in the allowance for doubtful accounts:

February 29, 2004 €
Beginning balance July 1, 2003	3,343
Provision for doubtful accounts	394
Utilization	(851)

Ending balance February 29, 2004	2,886

7. Long-lived Assets and Goodwill

The following table shows the movement of the fixed assets

	Cost
	July 1, 2003	Additions	Disposals	Currency	February 29, 2004
Intangible Assets:
Goodwill	10,661	0	0	0	10,661
Purchased Software	12,358	145	51	(3)	12,449

	23,019	145	51	(3)	23,110

Tangible Assets:
Leasehold improvements	8,960	152	290	(17)	8,805
Factory and office equipment	20,336	1,732	2,097	(305)	19,666
	29,296	1,884	2,387	(322)	28,471

Total End	52,315	2,029	2,438	(325)	51,581

	Accumulated depreciation and amortization
	July 1, 2003	Additions	Disposals	Currency	February 29, 2004
Intangible Assets:
Goodwill	800	0	0	0	800
Purchased Software	3,301	2,076	44	(1)	5,332

	4,101	2,076	44	(1)	6,132

Tangible Assets:
Leasehold improvements	3,601	683	228	(10)	4,046
Factory and office equipment	16,036	1,523	1,885	(239)	15,435

	19,637	2,206	2,113	(249)	19,481

Total End	23,738	4,282	2,157	(250)	25,613

Net book value February 29, 2004
Intangible Assets:
Goodwill	9,861
Purchased Software	7,117

16,978

Tangible Assets:
Leasehold improvements	4,759
Factory and office equipment	4,231

8,990

Total End	25,968

The following table shows the estimated amortization for the next 5 years:

	Estimated amortization of purchased software (€)	Estimated amortization of maintenance Contracts (€)	Total €
March 1, 2004 to June 30, 2004	815	185	1,000
2005	2,264	325	2,589
2006	2,060	157	2,217
2007	1,284	61	1,345
2008	3	11	14
2009	2	0	2

Total	6,428	739	7,167

8. Accrued liabilities

Accrued liabilities primarily relate to the following items:

February 29, 2004 €
Accrued salaries	4,312
Outstanding invoices	2,881
Accrual for vacation accrued but not yet taken	2,666
Accrual for restructuring	2,616
Other	4,369

16,844

In the period from July 1, 2003 to February 29, 2004, the Company recorded a restructuring charge of €2.6 million relating primarily to work force reduction. The restructuring charge is included as part of other operating expenses and related entirely to the Company’s European operations. The portion related to workforce reduction is to be paid by December 31, 2005.

A reconciliation of the beginning and ending liability is as follows:

Restructuring Plan	Work force reduction	Facility costs	Total
Balance as of July 1, 2003	€0	€0	€0
Accruals	2,610	6	2,616

Balance as of February 29, 2004	€2,610	€6	€2,616

There were no cash payments against the accrual for restructuring during the period from July 1, 2003 to February 29, 2004.

9. Customer advances and unearned revenues

February 29, 2004 €
Unearned revenues	17,440
Customer advances	743

18,183

Unearned revenues relate to maintenance agreements which have been paid for by customers prior to the performance of those services. Generally these services will be provided within the next twelve months.

10. Retirement plans

The Company has entered into pension commitments to current Executive Board members, former Executive Board members, as well as individual pension commitments to employees. The Company’s actuarial cost method for its plan is the projected unit credit method. The Company’s policy is to deposit amounts with an insurance company to cover the actuarial present value of the expected retirement benefits. The amounts deposited of at February 29, 2004 are invested by the insurance company in short-term investments. The asset values of these insurance contracts are netted by pledging the assets to employees, as plan assets with pension commitments.

The tables shown below contain consolidated disclosures on all pension plans maintained by the company as of the reporting dates indicated.

The following table shows the changes in projected benefit obligations for the period:

February 29, 2004
Projected benefit obligations at beginning of period	2,022
Service cost on benefits earned during the period	247
Interest cost on projected benefit obligation	81
Actuarial loss (profit)	(21)
Settlement	(718)

Projected benefit obligations at end of period	1,611

Weighted average assumed discount rate	5.5%
Weighted average rate of compensation increase	3.0%

The accumulated benefit obligation (actuarial present value) at February 29, 2004 amounts to € 1,611.

A reconciliation of the funded status to the amounts recognized in the consolidated balance sheet is as follows:

February 29, 2004
Funded status of plans (*)	107
Unrecognized actuarial loss	(244)
Additional minimum liability	244

Amount recognized in the consolidated balance sheet	(107)
Less current portion	0

Noncurrent portion of pension obligations	(107)

(*)	Difference between the projected benefit obligations (€ 1,611) and the fair value of plan assets (€ 1,718).

The item “Additional minimum liability” increased by € 192 during the period. This change leads to an identical effect on comprehensive income.

The components of net pension cost for the period from July 1, 2003 to February 29, 2004 is as follows:

February 29, 2004
Service costs during the period	247
Interest cost on projected benefit obligation	81
Amortization of unrecognized actuarial losses	(136)

Net pension cost	192

The Company does not expect any disbursements from pension plans in the next ten years.

11. Other financial commitments

Future rent payments and lease obligations from non-cancelable leases for operating equipment for the next five years after February 29, 2004 are as follows:

Fiscal year	€
March 1, 2004-June 30, 2004	4,149
2005	11,897
2006	9,943
2007	8,965
2008	8,311
2009	7,832
Thereafter	12,096

Rent expense amounted to € 7,715 for the period from June 1, 2003 to February 29, 2004.

€ 21,772 of the financial commitments for the next five years, including the period from March 1, 2004 to June 30, 2004, will be offset by rental income of € 24,002. In addition, future rent payments of € 6,353 for the period after fiscal year 2008/2009 will be compensated by rental income of € 7,201.

The sublease rental income and the financial commitments for each year are as follows:

Fiscal year	Income €	Commitments €
March 1, 2004 – June 30, 2004	2,120	1,935
2005	5,003	4,944
2006	4,234	3,736
2007	4,215	3,719
2008	4,215	3,719
2009	4,215	3,719

Total	24,002	21,772

12. Disclosures on the equity of IXOS Software AG

The General Meeting held on July 21, 1998, the Executive Board was authorized with the approval of the Supervisory Board, to increase the share capital until July 21, 2003 by a total amount of up to DM 4,800 through the issuance of new shares (“Authorized Capital I and IV”).

The General Meeting on November 25, 1999 resolved to increase the common stock to € 19,259 and to divide it into 19,259,285 new shares through a five-for-one stock split. A resolution was also adopted to increase Authorized Capital I and IV, resolved by the General Meeting on July 21, 1998, from DM 4,800 to € 4,800, and the period in which the Executive Board was authorized to implement a corresponding capital increase was extended to November 25, 2004.

The General Meeting on November 19, 2002 resolved to create new Authorized Capital (‘Authorized Capital V’) of up to € 7,762. The resolution was recorded in the commercial register on November 27, 2002.

Authorized Capital I resolved by the General Meeting on November 25, 1999 up to a nominal amount of € 1,800, was utilized in full for the investment by General Atlantic Partners in the Company.

The General Meeting on March 6, 2002 resolved to contingently increase the common stock of the Company by € 500, composed of up to 500,000 no-par value bearer shares (Contingent Capital IV). The contingent capital increase serves to grant conversion rights to holders of warrants.

The Company holds 40,000 treasury shares. These shares were acquired in September 2001 and the acquisition price was € 241. In January 2004 all treasury shares held by the company (40,000) were sold for € 10.53 per share (Total € 421).

The accumulated losses include legal reserves in the amount of € 347 relating to the IXOS Software (International) AG, Biel (€ 312) and IXOS Software s.r.o., Prague (€ 35) subsidiaries.

The Company’s shares were quoted on the Prime Standard segment of the Frankfurt Stock Exchange and have been quoted on the NASDAQ National Market since October 7, 1998. Upon the approval from the shareholders general meeting the Executive Board filed an application to delist the quotation on the General Standard of the Frankfurt Stock Exchange. This became affective after July 12, 2005. The delisting of the American Deposit Shares (ADS) of the NASDAQ became affective in June 2004.

All shares are common shares.

242,130 shares have been subscribed during the period from July 1, 2003 to February 29, 2004.

13. Stock option plans

The Company has a U.S. stock option plan, a non-U.S. stock option plan and a worldwide stock option plan (the “stock option plans”). The U.S. and the Non-U.S. plans were established in fiscal year 1997 / 1998 and provide for the grant of options with a term of ten years and a vesting period of three or four years from the date of grant. The U.S. stock option plan options vest monthly over four years after an initial six-month period. The non-U.S. stock option plan options vest annually over three years. The worldwide stock option plan was established in fiscal year 1999 / 2000. These options vest annually over four years. All options granted on or before June 30, 2000 have a term of ten years, those options granted after June 30, 2000 have a term of six years. The General Meeting authorized the Company on several occasions over the past few fiscal years to grant stock options. To implement the Company’s stock option plans, the shareholders resolved on several occasions to create contingent capital in the total amount of € 2,426 to cover the grant of 2,425,928 shares, which can be issued to the stock option holders, when stock options are exercised. In total 928,189 of the options granted have been exercised as of February 29, 2004. The remaining contingent capital available at the cut-off date to serve stock options thus amounts to € 1,498.

On the basis of the acquisition by Open Text Corp., located in Waterloo, Canada, it was agreed in line with the Business Combination Agreements (“BCA”), that for all IXOS stock options which were not exercisable at the date of the takeover bid an appropriate cash compensation or an other equal compensation for the IXOS stock options will be offered. The underlying amounts for the cash offer were calculated with the Black Scholes Formula. This cash offer was directly submitted by Open Text Corp. to the owner of the options and was accepted for 941,987 stock options.

The following tables provide information with respect to the stock option plans at the end of February 29, 2004:

	Options outstanding	Weighted average exercise price €
Balance at June 30, 2003	1,445,004	11.93

Granted	0	0
Exercised	(242,130)	5.51
Cancelled	(31,230)	14.54

Balance at February 29, 2004	1,171,644	13.18

Exercise price €	Options outstanding	Remaining contract life in years (weighted average)	Number exercisable at February 29, 2004
50.90	8,750	5.96	8,750
40.80	67,745	5.05	67,745
35.38	2,670	5.28	2,670
33.18	1,075	5.35	1,075
28.60	4,620	5.51	4,620
25.02	7,235	5.73	7,235
19.80	269,441	6.32	210,044
17.38	109,660	4.61	109,660
11.21	28,990	2.97	18,990
8.00	165,000	4.19	0
8.00	50,000	4.45	0
8.00	60,000	4.76	0
7.44	55,006	4.18	55,006
7.39	6,820	3.26	2,022
6.42	6,500	4.19	0
5.05	3,000	4.45	0
5.05	191,750	4.76	0
4.43	18,872	3.75	6,798
4.09	53,500	5.21	0
3.93	61,010	3.68	61,010

	1,171,644		555,625

14. Comprehensive Income

Comprehensive income at February 29, 2004 includes foreign currency translation adjustments and minimum pension liability adjustments.

Net loss for the period	€(17,048)
Pension liability adjustment	(192)
Translation adjustment	2,341

Comprehensive income	€(14,899)

F. OTHER DISCLOSURES

15. Geographical information / segment reporting

IXOS is a software manufacturer and deals with the development, manufacture, marketing, and licensing of standard client-/server software applications. All products and the related services are offered worldwide in the same manner. The Company believes that it only operates in a single business segment and accordingly has structured its management and internal reports to reflect this single segment.

The geographic break-down of revenues, loss from operations, and identifiable assets is presented in the following:

Revenues	February 29, 2004 €
Germany	42,093
North America	19,315
Europe (excluding Germany)	40,554
Asia Pacific	10,312
Consolidation	(31,405)

Total	80,869

Loss from operations
Germany	(7,872)
North America	(3,027)
Europe (excluding Germany)	(1,701)
Asia Pacific	(4,146)
Consolidation	39

Total	(16,707)

Identifiable assets
Germany	86,787
North America	12,040
Europe (excluding Germany)	47,980
Asia Pacific	13,693
Consolidation	(67,671)

Total	92,829

Included in consolidation (elimination) revenues, are the impact of royalties and other intra-group charges.

The scope (excluding Germany) region includes the companies in Switzerland, the Czech Republic, Austria, Netherlands, Denmark, Spain, France and the United Kingdom. The Asia Pacific region includes the companies in Japan, Singapore, Malaysia and Australia.

16. Subsequent Events

On October 21, 2003, we announced that we had entered into a business combination agreement with Open Text Corporation, (“Open Text”), a corporation duly incorporated under the laws of the province of Ontario, Canada. The transaction was consummated via a tender offer to purchase all of the issued and outstanding common shares of IXOS SOFTWARE AG (“IXOS”) for a combination of cash and common share purchase warrants of Open Text. As of the current date Open Text owns approximately 96% of IXOS.

On December 1, 2004, the Open Text announced that—through its wholly-owned subsidiary, 2016091 Ontario, Inc. (“Ontario I”)—it had entered into a domination and profit transfer agreement (the “Domination Agreement”) with IXOS. The Domination Agreement has been registered in the commercial register at the local court of Munich in August 2005 and it has therefore come into force. Under the terms of the Domination Agreement, Ontario I has acquired authority to issue directives to the management of IXOS. Also in the Domination Agreement, Ontario I offers to purchase the remaining Common Shares of IXOS for a cash purchase price of Euro 9.38 per share (“Purchase Price”) which was the weighted average fair value of the IXOS Common Shares as of December 1, 2004. Pursuant to the Domination Agreement, Ontario I also guarantees a payment by IXOS to the minority shareholders of IXOS of an annual compensation of Euro 0.42 per share (“Annual Compensation”). On January 14, 2005, the shareholders of IXOS confirmed that IXOS had entered into the Domination Agreement. At the same meeting, the shareholders approved the motion to delist IXOS from the Frankfurt Exchange (“Delisting”).

The Domination Agreement was registered on August 23, 2005, and thereby became effective. Certain IXOS shareholders have filed for a procedure granted under German law at the district court of Munich, Germany, asking the court to reassess the amount of the Annual Compensation and the Purchase Price (the “IXOS Appraisal Procedures”) for the amounts offered under the Domination Agreement and under the Delisting. It cannot be predicted at this stage, whether the court will increase the Annual Compensation and/or the Purchase Price in the IXOS Appraisal Procedure.

The IXOS affiliates IXOS SOFTWARE s.r.o., Prague, Czech Republic and IXOS Technology S.L., Madrid, Spain, are in liquidation. The Swiss subsidiary IXOS Engineering Switzerland AG, Basle, Switzerland was merged to IXOS SOFTWARE (International) AG, Biel, Switzerland. The entry of the merger into the commercial register was carried out on December 21 and has been backdated to July 1, 2005.

Restructuring expense amounted to € 2.78 million in the fiscal year 2005/2006. This expense resulted from extraordinary depreciation on fixtures and technical installations.